Exhibit 99.1

FOR IMMEDIATE RELEASE

H&Q LIFE SCIENCES INVESTORS ANNOUNCES SUSPENSION OF

DISTRIBUTION POLICY

BOSTON, MA, August 4, 2009 — H&Q Life Sciences Investors announced today that it will suspend its managed distribution policy (the “Policy”) and payment of quarterly distributions until further notice.  The suspension of the Policy is effective immediately.  As originally implemented in 2000, the Policy provided for quarterly distributions at an annualized rate equal to 8% of the net assets with the intent of distributing long term capital gains to shareholders.

At a meeting held on July 30, 2009, the Fund’s Trustees considered continuation of the Policy and a number of factors including, but not limited to, the current level of gains and losses in the portfolio as well as current market conditions.  The Trustees believe that suspension of the Policy is in the best interest of the shareholders and the Fund.  Unprecedented market declines and extreme market volatility have resulted in a substantial reduction in capital gains available for distribution.  The Trustees of the Fund initially adopted the Policy to enable the Fund to distribute capital gains accrued in the Fund’s portfolio, which it has done for thirty five consecutive quarters.  At the present time and for the foreseeable future the Trustees expect that the Fund will not have sufficient capital gains to maintain distributions under the Policy.  In addition, distributions of capital gains when the Fund has prior year offsetting capital loss carryforwards could have adverse tax consequences for the shareholders.  The Trustees of the Fund will continue to regularly monitor conditions and circumstances relating to the suspension of this quarterly distribution Policy.  During this suspension period, the Fund will pay out, on an annual basis, any dividends or distributions required by the Internal Revenue Code of 1986, as amended.

H&Q Life Sciences Investors (NYSE: HQL) is a closed-end fund that invests in public and private companies in the life sciences industry.  Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund.  Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For additional information, please visit www.hqcm.com or call (617) 772-8500.